Exhibit 10.2

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”), including and incorporating by reference Attachment A, and the definitions for the capitalized terms set forth therein, is made by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (“EA”) and Employee. This Agreement is made as of the Agreement Date and shall become effective as of the Effective Date.

A.    Employee has been employed by EA since the Employment Start Date.

B.    EA and Employee desire to reach an agreement as to the rights, benefits and obligations of the parties arising out of Employee’s employment by EA and the transition and ultimate severance of such employment.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EA and Employee agree as follows:

1.Transition and Termination of Employment Relationship. Employee acknowledges and agrees that Employee will remain employed by EA in her current position (Senior Vice President, EA Maxis Label) until October 6, 2015. From October 7, 2015, and ending on the Termination Date, Employee shall remain employed at EA in the capacity of Senior Vice President but will no longer have responsibility for EA Maxis Label (“Transition Period”).

During the Transition Period, Employee will provide assistance and support to EA sufficient to allow the successful transfer of the Employee’s current responsibilities to other EA employees and will perform such duties and projects as assigned and directed by EA’s Chief Executive Officer (Andrew Wilson).

Employee agrees that, during the entire period from the Agreement Date to the Termination Date, Employee will not, without EA’s prior written consent, engage in any outside work projects or activities as an employee, partner, board member, consultant or in any similar capacity in any business except for unpaid volunteer work for a charity or non-profit organization.

The employment relationship between Employee and EA shall terminate on May 17, 2016 provided that such employment relationship will terminate earlier than such date if, prior to that date: (a) Employee voluntarily terminates her employment with EA or (b) Employee breaches the terms and conditions of this Agreement. The actual date on which Employee’s employment with EA terminates shall herein be referred to as the “Termination Date.”

Transition Agreement    1    Lucy   Bradshaw (100666)
California (Rev. September 2015)

2.Salary During the Transition Period. Employee acknowledges and agrees that, during the Transition Period, she will continue to receive the same salary she was paid as of October 6, 2015 and that such salary will be paid to her in accordance with EA’s normal payroll practices for all other employees.

Employee acknowledges and agrees that she will use all accrued Paid Time Off during her Transition Period. On the Termination Date, Employee shall have no accrued Paid Time Off remaining.

Employee further acknowledges and agrees that, pursuant to the terms of EA Bonus Plan, Employee will not be entitled to receive a bonus payment of any kind, in whole or in part, for EA’s fiscal year 2016.

3.Transition Period, Equity Award Vesting. Provided the Employee meets her obligations during the Transition Period under this Agreement up to and including the Termination Date,the Employee’s equity awards will continue to vest up until the Termination Date as described in Attachment A, subject to the terms and conditions applicable to such awards.

4.Health Benefits. EA agrees to provide health benefits described in Attachment A, subject to the terms and conditions specified therein.

5.General Release of Claims. In consideration of the obligations of EA set forth in this Agreement, Employee hereby completely releases and forever discharges EA, its subsidiary, predecessor, successor, and related corporations, divisions and entities, and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, and assigns (collectively referred to as “Releasees”) from any and all legally waivable claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known and unknown, suspected or unsuspected, which Employee may have or have ever had against Releasees (“Claims”) including without limitation: (i) any and all Claims arising from or connected with Employee’s employment by EA, the extension of such employment and the termination of such employment, whether based in common law, tort, or contract (express or implied), or on federal, state or local laws or regulations, up until and including the Effective Date as defined in Attachment A, (ii) any and all Claims with respect to any of the Employee’s outstanding equity awards (iii) any and all Claims arising out of any dispute over tax withholding on any payments provided to Employee pursuant to this Agreement; and (iv) any and all Claims for attorneys’ fees and costs. Employee has been advised that this release does not apply to any rights or claims that may arise after the Effective Date. This release also does not apply to claims that cannot be released as a matter of law. Employee further acknowledges and agrees that the consideration provided by EA in this Agreement exceeds the compensation and benefits to which Employee would be entitled under any agreement with EA or under any of EA’s policies, practices or benefit plans.

Transition Agreement    2    Lucy   Bradshaw (100666)
California (Rev. September 2015)

Employee understands and agrees that the Claims released by Employee include but are not limited to claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the California Fair Employment and Housing Act (“FEHA”), the Employee Retirement Income Security Act, and any other laws and regulations relating to employment provided that such Claims are waivable in accordance with applicable laws. Employee further acknowledges and agrees that Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the FMLA, the CFRA, and California worker’s compensation and paid family leave laws. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or has had, that exists or has existed on or to the Effective Date of this Agreement.

6.Waiver of California Civil Code. Employee hereby expressly waives the provision of California Civil Code Section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by his or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that the waiver of this Section of the California Civil Code set forth above is an essential and material term of this release, and that Employee has read this provision, and intends these consequences even as to unknown claims which may exist at the time of this release.

7.No Pending Lawsuits and Covenant Not to Sue. Employee represents that Employee has no lawsuits, administrative charges, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against EA or any of the other Releasees as of the Effective Date.

Employee agrees that Employee will not file, cause to be filed, maintain or permit to be filed or maintained on her behalf any charge, claim or action against Releasees based on Claims released by Employee in this Agreement.

Employee agrees that Employee will not knowingly encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any charges, claims or actions by any third party against any of the Releasees, unless: (i) Employee has a nonwaivable right to provide such encouragement, counsel or assistance under applicable law; or (ii) Employee is subject to a valid subpoena or court order to do so provided that Employee shall notify EA within three (3) business days of her receipt of any such subpoena or order.

Transition Agreement    3    Lucy   Bradshaw (100666)
California (Rev. September 2015)

Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee's right to file or participate in any charge before the U.S. Equal Employment Opportunity Commission ("EEOC") or other federal, state, or local agency before which Employee’s right to file or participate in charges cannot be limited. Employee is not and will not be entitled to any monetary relief on her own behalf resulting from any charge, claim or action filed by Employee, any agency (including but not limited to the EEOC) or any other person or entity based on Claims released by Employee in this Agreement. Employee specifically assigns to EA her right to any monetary recovery resulting from any such charge, claim or action.

If Employee files, causes to be filed, maintains or permits to be filed or maintained on her behalf any charge, claim or action against Releasees based on Claims released by Employee in this Agreement, Employee shall be required to immediately repay in full to EA any consideration provided to Employee pursuant to this Agreement, regardless of the outcome of such charge, claim or action.

8.Confidentiality. You and EA understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected. Except as otherwise agreed to by the parties hereto in writing, until the Agreement is publicly filed or described by EA, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your spouse, accountant, or attorneys or pursuant to subpoena or court order and except to the extent disclosed by the Company publicly pursuant to applicable laws and regulations. You and EA (on behalf of itself, its executive officers and directors) agree that if any such party is asked for information concerning this Agreement, that party will direct them to review EA's public filings related thereto. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

9.Non-Disparagement. Employee agrees that Employee will not make statements or representations to any other person, entity or firm which may cast EA, or its directors, officers, agents or employees, in an unfavorable light, which are offensive, or which could adversely affect EA’s name or reputation or the name or reputation of any director, officer, agent or employee of EA; provided that, if the provisions of the National Labor Relations Act (“NLRA”) protecting employee conduct apply to Employee, nothing in this Agreement is intended to prohibit Employee from engaging in such conduct. The parties agree that the provisions of this Paragraph 9 are material terms of this Agreement.

10.Non-Solicitation. Employee agrees that until the Termination Date, and for one year thereafter, she will not recruit, solicit or induce, or attempt to induce, any employee or employees of EA to terminate their employment with, or otherwise cease their relationship with, EA.

11.Cooperation with EA. Employee agrees that: (i) Employee will cooperate with EA, its agents and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with EA or about which Employee has information; (ii)

Transition Agreement    4    Lucy   Bradshaw (100666)
California (Rev. September 2015)

Employee will provide upon request from EA all such information or information about any such matter; (iii) Employee will make herself available to assist EA with any litigation or potential litigation relating to any action or omission by Employee as an EA employee; and (iv) Employee will testify truthfully in any legal proceeding related to her employment with EA.

12.Tax Payments. EA makes no representations or warranties with respect to the tax consequences of any payments provided to Employee under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of applicable taxes or penalties on the payments made by EA under this Agreement. Employee further agrees to indemnify and hold EA harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against EA for any amounts claimed due on account of: (i) Employee’s failure to pay, or Employee’s delayed payment of, applicable taxes or (ii) damages sustained by EA by reason of any such claims, including attorneys’ fees and costs.

13.Payment of Wages and Receipt of All Benefits. Except for any wages paid after the Effective Date, including Employee's final paycheck, the amounts set forth in Attachment A, Employee acknowledges and agrees that EA has already paid to Employee any and all undisputed wages, salary, bonuses, accrued, but unused, paid time off, reimbursable expenses, and any and all other benefit payments and/or other payments or compensation earned by Employee, and that no further payments or amounts are owed or will be owed. Employee acknowledges and agrees that any and all equity awards that remained unvested as of the earlier of May 17, 2016 or the Employee’s Termination Date will be forfeited and the Employee does not have a continued right to the awards or any underlying shares of EA common stock. Employee further agrees that, to the extent there is any claim for unpaid wages, there is a bona fide and good-faith dispute as to whether such wages are due, and, based on this dispute and the consideration provided to Employee under this Agreement, Employee releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees.

14.Return of Property and Confidentiality. Employee represents that no later than October 6, 2015, Employee will return to EA, and will not possess, any records, documents, specifications, or any confidential material or any equipment or other property of EA. Employee further represents that Employee has complied with and will continue to comply with the terms of the Proprietary Information Agreement signed by Employee, and will preserve as confidential all confidential information pertaining to the business of EA and its customers, licensees and affiliates. Employee acknowledges and agrees that the Proprietary Information Agreement will continue in full force and effect following her separation from the employ of EA.

15.No Lien or Assignment By Employee. Employee warrants and represents that there are no liens or claims of lien in law or equity or otherwise of or against any of the claims or causes of action released herein. Employee acknowledges and agrees that this Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

Transition Agreement    5    Lucy   Bradshaw (100666)
California (Rev. September 2015)

16.Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration in the State of California in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services (JAMS) in effect at the time of filing of the demand for arbitration or the California Code of Civil Procedure, with each party being responsible for its own attorneys’ fees and costs of arbitration. The prevailing party shall be entitled to injunctive relief to enforce the arbitration award. The parties hereby agree to waive their rights to have any dispute under this Agreement resolved in a judicial proceeding.

17.Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding paragraph 14, above, the parties may seek injunctive relief through the civil court rather than through private arbitration if necessary to prevent irreparable harm.

18.No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or EA. Both parties expressly disclaim any liability for claims by the other.

19.Voluntary Execution, Right to Revoke and Deadline for Execution. Employee understands and agrees that:

a.
Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of EA or any third party, with the full intent of releasing all of Employee’s claims against EA and any of the other Releasees;

b.	Employee has had an opportunity to consult with an attorney, if the Employee wishes;

c.	Employee has carefully read and understands the scope and effect of the provisions of this Agreement;

d.	Employee is fully aware of the contents and legal effect of this Agreement;

e.	Employee has been allowed to consider this Agreement for twenty-one (21) days before signing it;

f.	If Employee signs this document before that twenty-one (21) day period expires, Employee does so voluntarily and knowingly;

g.
Any amendments (whether material or immaterial) to the Agreement agreed upon by the parties on or prior to the Deadline for Employee’s Signature shall not restart the running of the twenty-one (21) day period; and

h.	Employee has not relied upon any representations or statements made by EA that are not specifically set forth in this Agreement.

Employee further acknowledges and agrees that:

Transition Agreement    6    Lucy   Bradshaw (100666)
California (Rev. September 2015)

a.	Employee is not entitled to any of the consideration set forth under this Agreement if the Agreement is not executed by Employee and received by EA no later than October 7, 2015.

b.
If Employee timely executes the Agreement, Employee may revoke her acceptance of the Agreement by delivering written revocation to EA within seven (7) days from the date on which Employee signs this Agreement.

c.	Upon the expiration of that seven (7) day period, this Agreement binds the parties.

20.Miscellaneous. This Agreement represents the complete understanding of Employee and EA with respect to its subject matter. This Agreement supersedes all prior and contemporaneous agreements, negotiations and understandings (whether written or oral) between the Releasees and Employee (or her attorneys and agents) with respect to the subject matter hereof except for the New Hire/Proprietary Information Agreement. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of EA. This Agreement will be construed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Payments and benefits provided under this Agreement shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); to the extent any such payments or benefits are deemed to be deferred compensation subject to the Section 409A, the applicable provisions of this Agreement shall be applied, construed and administered so that such payments or benefits are provided in compliance with the applicable requirements of Section 409A. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect.

ELECTRONIC ARTS INC.                LUCY   BRADSHAW

By: [Signature] /s/ Gabrielle Toledano        [Signature]: /s/ Lucy Bradshaw

Name:     Gabrielle Toledano                Name: Lucy Bradshaw

Title: Chief Talent Officer                Date: 10/2/15

Date: 10/6/15

Transition Agreement    7    Lucy   Bradshaw (100666)
California (Rev. September 2015)

TRANSITION AGREEMENT

ATTACHMENT A

Employee	Lucy Bradshaw, an individual residing at [***] [***]

Agreement Date:	September 22, 2015

Deadline for Employee’s Signature:	October 7, 2015

Effective Date of Agreement:	The eighth (8th) day after the Agreement is signed by Employee

Employment Start Date:	On or about June 29, 1992

Transition Period:	October 7, 2015 until the Termination Date

Termination Date:
The employment relationship between Employee and EA shall terminate on May 17, 2016 provided that such employment relationship will terminate earlier than such date if, prior to that date: (a) Employee voluntarily terminates her employment with EA or (b) Employee breaches the terms and conditions of this Agreement. The actual date on which Employee’s employment with EA terminates is referred to as the “Termination Date.”

Stock Vesting to Continue Through:
On the earlier of (i) May 17, 2016 or (ii) the Termination Date (“Continued Vesting Date”). Any equity awards or portion thereof that are not earned and/or vested by the Continued Vesting Date will be immediately forfeited and the Employee will have no continued right to the awards or any shares of EA common stock underlying the forfeited awards.

Transition Agreement    8    Lucy   Bradshaw (100666)
California (Rev. September 2015)

Health Benefits* Continue Through:	On the earlier of (i) May 31, 2016 or (ii) the last day of the month following the Termination Date.

* If Employee timely elects to continue EA health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), EA will pay COBRA benefits at the same level that EA had paid for Employee’s health coverage on the Termination Date through the date indicated unless: (i) Employee becomes eligible for other health insurance benefits at the expense of a new employer, or (ii) Employee becomes covered under another group health plan.

Transition Agreement    9    Lucy   Bradshaw (100666)
California (Rev. September 2015)